Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of PowerSecure International, Inc. of our reports dated March 7, 2013 on the consolidated financial statements of PowerSecure International, Inc. and on PowerSecure International, Inc.’s internal control over financial reporting, and our report dated November 26, 2012 on the financial statements of Marcum Midstream 1995-2 Business Trust, appearing in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 of PowerSecure International, Inc. filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP

Denver, Colorado

April 26, 2013